Exhibit 4.1
NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT CORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE Magnum Hunter Resources Corporation CUSIP No. 559738 10 2 Is the Record Holder of Share of MAGNUM HUNTER RESOURCES CORPORATION Common Stock transferable on the books of the Corporation by the holder hereof, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers. Dated: SECRETARY CHAIRMAN